Exhibit 12.1

[LEGAL & COMPLIANCE, LLC LETTERHEAD]

March 7, 2016

Sam Lee Laundry LLC

224 28th Street

San Francisco, CA 94131

Re: Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to Sam Lee Laundry LLC (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of 200 units of Series B limited liability company interests for a purchase price of $5,000 per unit (the “Units”).

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (a) the articles of organization of the Company; (b) the operating agreement of the Company; (c) the offering circular; and (d) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Units, when issued and delivered in the manner and/or the terms described in the Offering Circular as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

The opinions herein are limited to the federal laws of the United States of America and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm